EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

EXPANDS SUPPLY RELATIONSHIP WITH EP ENERGY CORPORATION

Company Completes Excelyte® Testing and Becomes Approved Chemical Supplier

LITTLE RIVER, S.C., August 19, 2015 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it has entered into a master service agreement with EP Energy Corporation (“EP”), a Fortune 2000 independent exploration and production company based in Houston, Texas, to provide Excelyte® well maintenance treatments on EP’s oil and gas wells in the United States. This was the culmination of a six-month Excelyte® testing and evaluation process conducted by EP in which Excelyte® well maintenance treatments were performed on four EP test wells in the Uinta Basin, with the results being compared to other competitive products. These results showed that Excelyte® was an effective biocide and hydrogen sulfide eliminator and was more cost effective than competing products.

The Company is currently working with EP to expand Excelyte® well maintenance treatments to additional EP oil wells in the Uinta Basin. The Company expects to commence Excelyte® well maintenance treatments on additional EP wells in the Western Gulf Basin (Eagle Ford Shale) and the Permian Basin (Wolfcamp Shale) over the next sixty days. The Company estimates that there are approximately 1,100 existing oil and gas wells operated by EP that could benefit from Excelyte® well maintenance treatments.

David LaVance, the Company’s President and Chief Executive Officer, commented, “Over the past six months, we have worked closely with EP in the development of our relationship. EP, like our other customers, carefully reviewed the data from the test wells and compared the Excelyte® results to other products before committing to a supply relationship. The resulting findings that Excelyte® is effective and provides cost advantages to the producer are the key to our gaining traction in a marketplace that is now focused on reducing operating expenses and gaining production efficiencies. We continue to work on the expansion of our production footprint in both South and West Texas and believe that Excelyte® oil well maintenance treatments in the Uinta, Permian and Western Gulf Basins represent an annual market opportunity in excess of 350 million.”

As previously disclosed, Mr. LaVance is scheduled to present at Enercom’s Oil & Gas Conference® 20 in Denver, Colorado, on Thursday, August 20, 2015 at 9:15 am MDT (11:15 am EDT). A webcast of the presentation can be accessed at the following link: http://www.oilandgas360.com/togc-webcast/ievm/.

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte® acts as a biocide and as a hydrogen sulfide eliminator/scavenger that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s current down-hole well maintenance treatments consist of regularly scheduled Excelyte® treatments on oil production wells that contain bacteria which can corrode well equipment and well linings; contain bacteria that can sour the oil produced; and/or test positive for hydrogen sulfide.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs. The Company’s EcaFlo® equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the Company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com

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